Cumberland House 1 Victoria Street Hamilton HM 11 P.O. Box HM 98 Hamilton HM AX Bermuda (441) 296-7667 fax (441) 296-7665
October 19, 2005
John W. Lockwood
121 Huntington Drive
Vernon, CT 06066
Dear John:
     As we have previously discussed, in accordance with the notice dated September 28, 2005 that was provided to you, Annuity and Life Re (Holdings), Ltd. (the “Company”), Annuity and Life Reassurance, Ltd., Annuity and Life Re America, Inc. and Annuity and Life Reassurance America, Inc. will not be renewing your Employment Agreement dated February 18, 2004 (“Employment Agreement”). While the Company and its subsidiaries are not in a position to renew your Employment Agreement, we would very much like you to continue working for the Company on the terms set forth in this letter. If you choose not to accept these terms, your employment will continue under the terms of your existing Employment Agreement until the expiration of its current term.
     1. Commencement. The terms and conditions of this letter agreement will become effective on October 19, 2005, provided that you have returned a copy of this letter agreement signed by you to the Chairman of the Board of Directors of the Company (the “Board”) prior to such date. Upon your written acceptance of this letter agreement, you acknowledge and agree that your Employment Agreement will be terminated as of October 19, 2005, and the Company and its subsidiaries will have no further obligations to you thereunder.
     2. Reporting and Duties. You will be employed by the Company as its Chief Financial Officer, and you will serve as an officer of the Company’s subsidiaries as may be designated by the Board from time to time. You will initially serve as President of Annuity and Life Re America, Inc. and Annuity and Life Reassurance America, Inc. You will perform the duties and will have the authority consistent with those titles and as may otherwise be specified from time to time by the Board. You will report directly to the Board and the Chief Executive Officer of the Company. You will devote your full working time, energy, skill and best efforts to the performance of your duties, in a manner which will faithfully and diligently further the business and interests of the Company and its subsidiaries, and you shall not be employed by or participate or engage in or be a part of in any respect in the management or operation of any business enterprise other than the Company and its subsidiaries without the prior written consent of the Board.

     3. Salary. As compensation for your services hereunder, the Company will pay to you a salary at an annual rate of $200,000.
     4. Bonus. As additional compensation and incentive for your services hereunder, you shall be eligible for bonus compensation at the discretion of the Board.
     5. Employee Benefits. You shall continue to receive the same benefits as you are currently receiving from the Company.
     6. Housing Allowance. The Company will pay you a $7,500 per month housing allowance to cover the expense of housing in Bermuda in connection with the performance of your duties hereunder.
     7. At-will Employment. Your employment relationship with the Company and its subsidiaries will be at-will. This means that at either your option or the Company’s option, your employment may be terminated at any time and for any reason, with or without cause or notice.
     8. Severance. If you are terminated by the Company at any time for any reason other than “Cause” (as defined below), you terminate your employment because of a reduction in your base salary or housing allowance that you did not agree to or you terminate your employment for any other reason within the period commencing 90 days and ending 180 days following the effective time of (a) the acquisition of all of the outstanding equity securities of the Company or (b) the merger of the Company with another entity, other than a direct or indirect wholly owned subsidiary of the Company, then, in each case, you shall receive a severance payment of $490,000, provided that, at that time, you execute and deliver an unconditional release of all claims, charges, complaints and grievances, whether known or unknown to you, against the Company or any of its affiliates, through the date of your termination of employment. If you are terminated at any time for Cause, you shall not be entitled to any severance payment. For purposes of this letter agreement, “Cause” shall include the following:
•	fraud, theft or misappropriation or embezzlement of funds;
•	willful violation of any express direction or any rule or regulation established by the Board or the Chief Executive Officer of the Company;
•	neglect of, or insubordination, incompetence or misconduct in the performance of, your duties hereunder;
•	conduct contrary to the best interests of Company or its subsidiaries;
•	use of alcohol or other drugs which interferes with the performance of your duties.
     9. Confidential Information. You agree to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, and not to disclose any such confidential matter to anyone outside the Company or any of its affiliates, whether during or after your period of service with the Company, except as may be required in the course of a legal or governmental proceeding. Upon request by the Company, you agree to deliver promptly to the Company upon termination of your services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, computer files and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which you may then possess or have under your control.
     10. Entire Agreement. This letter agreement contains the entire agreement between the Company and you with respect to the terms of your continued employment and supersedes all prior communications, agreements and understandings, whether written or oral, with respect thereto, including your Employment Agreement. No officer, director, employee or representative of the Company has made any representation, whether written or oral, to you with respect to your employment or the subject matter contained herein.
     11. Governing Law. This letter agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Connecticut and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.
     If the foregoing terms are acceptable to you, please execute this letter in the space provided below and return it to me as soon as possible.

Sincerely, ANNUITY AND LIFE RE (HOLDINGS), LTD.
By:	/s/ Martin Berkowitz
Martin Berkowitz
Chairman

The undersigned, intending to be legally bound hereby,
agrees to and accepts the terms hereof:

/s/ John W. Lockwood
John W. Lockwood